Exhibit 99.3

Online Music Retailer Liquid Spins Acquired By MAXD
Creates Instant Access to the Mobile Music Market

Santa Monica, Calif., December 7, 2012 – Max Sound Corporation (OTCBB: MAXD) announced today that it has completed the acquisition of all of the assets of Liquid Spins, Inc. in exchange for ten million dollars in an all stock transaction.

Max Sound is an HD Audio Company that has developed and is now marketing the technology that improves the sound quality in recorded music, movies, audiobooks, live concerts, video games, television network programming and mobile devices.

Liquid Spins is a digital media distribution company that specializes in QR code marketing, apparel merchandising, scratch-off codes and other creative targeted strategies that focus on selling music in areas not currently being sold. Liquid Spins has begun its first retail roll out of Music Etc.

Liquid Spins has begun its first retail roll out of Music Gift Cards for the holiday season and the Liquid Spins MAXD HD Audio App has been launched as well on Google Play. Integration of the Liquid Spins platform with MAXD has begun and is expected to produce reportable sales in Q1 2013.

ABOUT LIQUID SPINS
Liquid Spins is an established digital media distribution company who has secured contracts with all major record labels in the United States including Sony, Universal, Warner, EMI, Red and Curb. Liquid Spins has secured partnerships with major brands and well-known brick and mortar retailers as well as nationwide restaurants chains. Its QR portals can appear anywhere; an event, a concert or an establishment for the immediate purchase of a song or album.  Learn more at www.LiquidSpins.com

Through Liquid Spins’ “non traditional” placement approach, they have engineered a partnership with InComm, the industry leader, marketer, distributor of stored-value gift cards and prepaid products. Incomm manufactures and distributes the Itunes giftcards for Apple Inc. You can find their point of sale displays in over 225,000 locations.

Liquid Spins gift cards will be marketed in Play and Trade, Variety Wholesalers, Casey’s, Holiday Corp., Huck’s, Valero Stores, Kum & Go, Kwik Trip, Zeevex, American Media magazines, upcoming consumer promotions, restaurant chains and will soon be adopted by several nationwide retailers.

ABOUT MAX SOUND CORPORATION
Endorsed by such superstars as Pitbull and Mick Fleetwood, MAXD is to audio what HD (High Definition) is to video. The MAXD™ Audio Process makes everything sound better and can convert any audio file to high definition quality while significantly reducing the file size. Visit us www.maxsound.com

Max Sound & MAXD are trademarks & Patent Pending technologies of Max Sound Corporation registered in the United States and other countries. All other trademarks are the property of their respective owners.

SAFE HARBOR STATEMENT
Statements in this press release which are not purely historical, including statements regarding Max Sound’s intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company’s cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Max Sound disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release.

Investor Relations Contact:
Terri MacInnis, Dir. of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500
terri@bibimac.com

Max Sound Corporation
Contact: John Blaisure, CEO
Phone: 888.777.1987
Email: john@maxsound.com